EXHIBIT 10.05

TOTAL	20711 Sterlington Dr.
C F O	Land O’Lakes, FL 34638
COMPREHENSIVE FINANCIAL OUTSOURCING	Phone: 813.909.9191
Fax: 813.909.9292

CONFIDENTIAL	November 23, 2009

Dear Mr. Lyons,

This letter agreement confirms our understanding that Shades Holdings, Inc. (the "Company") has engaged Total CFO, LLC ("CFO"), on a needed basis, to act as financial consultants with respect to performing back office services such as:

•	Establishing chart of accounts
•	Setting up accounting policies and procedures with adequate controls
•	Providing payroll and benefits services
•	Compiling and reviewing general monthly accounting
•	Reviewing and. reconciling monthly statements
•	Preparation of Tax Returns for the Company

In connection with CFO's engagement, the company with furnish CFO with all information concerning the Company which CFO reasonably deems appropriate and will provide CFO with access to the Company's officers, directors, employees, accountants, counsel, and other representatives (collectively, the "Representatives"), it being understood that CFO will rely solely upon such information supplied by the Company and its Representatives without assuming any responsibility for independent investigation or verification thereof. All non-public information concerning the Company which is given to CFO will be used solely in the course of the performance of our services hereunder and will be treated confidentially by us for so long as it remains non-public. Except as otherwise required by law, CFO will not disclose this information to a third party without the consent of the Company.

As compensation for our services hereunder, the Company agrees to pay CFO 50,000 shares of common stock in Shades Holdings Inc.

In connection with this engagement, CFO is acting as an independent contractor with duties owing solely to the Company. Our engagement by the Company is for the limited purposes set forth in this letter, and the rights and obligation of each of the CFO and the Company are defined by this letter agreement. Each of CFO and the Company agrees that the other party has no fiduciary duty to it or its stockholders, member, officers, and directors as a result of the engagement described in the agreement. This agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of law principles thereof. This agreement may not be amended or modified except in writing signed by each of the parties hereto.

This agreement may be terminated by either party hereto upon 30 days' prior written notice and, in the case of termination by the Company, payment in full of all amounts due to CFO through and including the date set for termination. The term of this agreement will be one year. Upon the term expiration both parties will review the engagement and decide its future course and terms.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this agreement.

Very truly yours,

Total CFO, LLC

By:	/s/ Dale E. Phillips

Name:	Dale E. Phillips

Title:	Mgr Director

Accepted and Agreed to as of the date first written above:

Shades Holdings, Inc.

By:	/s/ Sean M. Lyons

Name:	Sean M. Lyons

Title:	President